Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in Form S-1 of KiNRG, Inc. of the financial statements of TRINITY Group Construction, Inc. as of and for the years ended December 31, 2025 and 2024, and to the inclusion of our report dated April 27, 2026 with respect to such financial statements.

Very truly yours,

/s/ Toole Katz & Roemersma, LLP

Arlington, Virgina
August 6, 2026